Filed Pursuant to Rule 424(b)(1)
Registration Statement No. 333-218191

PROSPECTUS

Black Ridge Oil & Gas, Inc.

431,819,910 shares of Common Stock

Subscription Rights to Purchase Shares of Common Stock

We are distributing, at no charge, to holders of our common stock, on a pro rata basis, non-transferable subscription rights to purchase up to nine shares of our common stock, which we refer to as “subscription rights.” You will receive one subscription right for each share of common stock owned at 5:00 p.m., Central Time, on August 2, 2017, which we refer to as the “record date.” Each subscription right will entitle a holder to purchase nine shares of our common stock at a subscription price of $0.012 per share, which we refer to as the offering price, provided that we will not issue any fractional shares in the rights offering and exercises of rights will be rounded down; we refer to this as your “subscription right.”You will not be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that may remain unsubscribed as a result of any unexercised subscription rights. We refer to the offering of our common stock through the subscription right as the “rights offering.”

The total gross proceeds from the shares offered in the rights offering will be approximately $5.182 million. The rights offering will be backstopped by a consortium of investors, including members of the Company’s board of directors and Chief Executive Officer (collectively, the “backstop purchasers”), who agree to purchase remaining unsubscribed shares following the completion of the rights offering up to a total of $2.9 million. In connection with the backstop commitment, the backstop purchasers will receive warrants to purchase up to 435,000 additional shares of common stock issued at an exercise price of $0.01 per share.

We are not requiring a minimum subscription to complete the rights offering. The price per share to be paid for shares of common stock acquired pursuant to the subscription rights is $0.012.

The subscription rights will expire if they are not exercised by 5:00 p.m., Central Time, on September 8, 2017, unless we extend the rights offering period. We may extend the rights offering and the period for exercising your subscription rights in our sole discretion. You will be eligible to exercise your subscription rights in the rights offering for a minimum period of twenty days.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable, even if the rights offering is extended. We are not making any recommendation regarding your exercise of the subscription rights.

Our common stock is quoted on the OTCQB U.S. Market under the symbol “ANFC.” The closing price of our common stock on July 28, 2017 was $0.0255 per share.

We are not a blank check company as defined under Rule 419 of the Securities Act of 1933, as amended. Our specific operational business plan is focused on managing oil and gas assets in which we have an indirect minority interest and we have no current plans to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

Our board of directors is making no recommendation regarding your exercise of the Subscription Rights.

You should carefully consider whether to exercise your subscription rights before the expiration date. You may not revoke or revise any exercises of subscription rights once made unless we terminate the rights offering.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of this prospectus and in any other document incorporated by reference herein or therein before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2017

As permitted under the rules of the Securities and Exchange Commission, or the “SEC,” this prospectus incorporates important business information about Black Ridge Oil & Gas, Inc. that is contained in documents that we file with the SEC, but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described under the heading “Where You Can Find More Information” in this prospectus.

This prospectus and the documents incorporated by reference in this prospectus include important information about us, the securities being offered and other information you should know before exercising the subscription rights. You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is in addition to, or different from, that contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any issuance of our shares of common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless the context requires otherwise, all references in this prospectus to “Black Ridge,” the “Company,” “we,” “our,” “us” or “Black Ridge Oil & Gas” refer to Black Ridge Oil & Gas, Inc.

1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference herein, contains certain “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve many risks and uncertainties.

From time to time, our management or persons acting on our behalf may make forward-looking statements to inform existing and potential security holders about our company. All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations and industry conditions are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items making assumptions regarding actual or potential future sales, market size, collaborations, trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements include the following:

•	volatility or decline of our stock price;
•	low trading volume and illiquidity of our common stock, and possible application of the SEC’s penny stock rules;
•	potential fluctuation in quarterly results;
•	our failure to collect payments owed to us;
•	material defaults on monetary obligations owed us, resulting in unexpected losses;
•	inadequate capital of our clients to acquire working interests in oil and gas prospects and to participate in the drilling and production of oil and other hydrocarbons;
•	inability to maintain adequate liquidity to meet our financial obligations;
•	unavailability of oil and gas prospects to acquire for our clients;
•	failure to acquire or grow new business;
•	litigation, disputes and legal claims involving outside parties; and
•	risks related to our ability to be listed on a national securities exchange and meeting listing requirements

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should carefully read and consider the information set forth in “Risk Factors” beginning on page 14 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the United States Securities and Exchange Commission (the “SEC”) which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

2

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are some of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our common stock, subscription rights to purchase shares of our common stock. One right has been distributed for each share outstanding to record holders of our common stock as of the record date, August 2, 2017. Each subscription right will entitle a holder to purchase nine shares of our common stock. The common stock to be issued in the rights offering, like our existing shares of common stock, will be traded on the OTCQB U.S. Market (“OTCQB”) under the symbol “ANFC.”

What is the subscription right?

The subscription right gives the holder the opportunity to purchase nine shares of our common stock for $0.012 per share. Only subscription rights to purchase whole shares are exercisable, and no fractional shares will be issued. We have granted to you, as a stockholder of record as of 5:00 p.m., Central Time, on the record date, one right for each share of our common stock you owned at that time. You may exercise the subscription right for any whole number of shares subject to the subscription right, or you may choose not to exercise any subscription rights.

Broadridge Inc. will serve as the subscription agent for the rights offering. The subscription agent will hold the funds we receive from subscribers until we complete, abandon or terminate the rights offering. Broadridge Inc. will also serve as information agent for the rights offering. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the subscription agent well before the deadline. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank, or other nominee. See “The Rights Offering — The Subscription Rights.”

Our Board of Directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering. If we terminate the rights offering, all subscription payments received will be returned within 10 business days, without interest or penalty. The subscription agent will confirm the number of subscription rights to be received by each shareholder who has properly subscribed for the subscription rights in this rights offering, and will issue refunds to subscribers as may be appropriate within about three business days following the expiration date.

If you hold your shares in the name of a nominee who uses the services of the Depository Trust Company, or DTC, DTC will issue a number of subscription rights to your nominee equal to each share of our common stock you beneficially own on the record date. See “The Rights Offering—Method of Exercising Subscription Rights—Subscription By Beneficial Owners” on page 21.

Why are we conducting the rights offering?

We intend to use the net proceeds of this offering for the sponsorship of a special purpose acquisition company (SPAC) focused on effecting a merger, asset or stock acquisition or other similar business combination with a target business in the energy or energy-related industries (although the SPAC’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region). Sponsorship of a SPAC typically involves an initial contribution of between 3% and 5% of the total proceeds to be raised in the initial public offering of the SPAC. The proceeds from the rights offering are expected to provide sufficient capital to sponsor a SPAC initial public offering of between $75 million and $125 million. In exchange for this initial contribution, sponsors of a SPAC typically receive securities representing approximately 20% of the SPAC’s outstanding shares following the SPAC’s initial public offering. We expect our management team to serve as the management team of the SPAC as well as the post-business combination entity if the acquired business is in the energy or energy related industries. However, the SPAC will be a separate public company with its own reporting obligations, financial results, and assets. The SPAC will engage separate counsel and auditors and an underwriter to complete its initial public offering.

Any proceeds from the offering that remain following our SPAC sponsorship will be used for general corporate purposes which may include other investments and acquisitions.

The rights offering gives you the opportunity to participate in this capital raising effort and to purchase additional shares of our common stock.

Please see the discussion under “Use of Proceeds” on page 18 and “SPAC Sponsorship” on page 29. You should also carefully consider the risks described under the headings “Risk Factors” beginning on page 14 in this prospectus and in the documents incorporated by reference herein.

3

Will fractional shares be issued upon exercise of Subscription Rights?

No. We will not issue fractional shares of common stock in the rights offering. Rights holders will only be entitled to purchase a number of shares of common stock representing a whole number of shares of common stock. Any excess subscription payments received by the subscription agent will be returned as soon as practicable after expiration of the rights offering, without interest or penalty.

Is there an over-subscription privilege?

No. You will not be entitled to an over-subscription privilege to acquire the shares remaining unpurchased after the expiration of all subscription rights. Any shares remaining unpurchased after the exercise of the subscription rights will be purchased by the backstop purchasers.

Are there backstop purchasers?

Yes. The rights offering will be backstopped by a consortium of investors, including members of the Company’s board of directors and our Chief Executive Officer (collectively, the “backstop purchasers”), who agree to purchase up to $2.9 million of the unsubscribed shares following the completion of the rights offering. In connection with the backstop commitment, the backstop purchasers will receive warrants to purchase additional shares of common stock issued at an exercise price of $0.01 per share.

On May 23, 2017 we entered into a Standby Purchase Agreement with the backstop purchasers, pursuant to which we have agreed to issue and sell to the backstop purchasers, and the backstop purchasers (severally and not jointly) agreed to purchase, a maximum aggregate number of shares of our common stock equal to $2.9 million, subject to the terms and conditions of the Standby Purchase Agreement.

The backstop purchasers will purchase a maximum of $2.9 million of shares, and such proceeds shall be available to the Company if there are any shares remaining unpurchased after the exercise of the subscription rights. For additional details, see “Prospectus Summary—Backstop Offering” on page 10 and “Standby Purchase Agreement” on page 28.

The individual backstop purchasers are Lyle Berman, Alice Ann Corporation, William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96, Robert G. Allison, Frances A. Gonyea, Dorothy J. Hoel, Richard A. Hoel, Neil I. Sell, Farnam Street Special Opportunities Fund I, Benjamin Oehler, Morris & Arlene Goldfarb JTWROS, Sheldon T Fleck ROTH IRA, JL Holdings, Ken DeCubellis, Art Petrie, and Tamela G. Schroll.

Why are there backstop purchasers?

We obtained the commitment of the backstop purchasers to act as the backstop purchasers under the Standby Purchase Agreement to increase the likelihood that we would receive $5.182 million of gross proceeds, less fees and expenses of this offering and the Backstop Offering.

Are there any conditions to the backstop purchasers’ obligations under the Standby Purchase Agreement?

Yes. The obligations of the backstop purchasers to consummate the transactions under the Standby Purchase Agreement are subject to the satisfaction or waiver of specified conditions, including, but not limited to, compliance with covenants and the accuracy of representations and warranties provided by the backstop purchasers pursuant to the Standby Purchase Agreement, and consummation of this offering.

Do the backstop purchasers’ obligations under the Standby Purchase Agreement expire?

No. The backstop purchasers’ obligation to participate in the Backup Offering pursuant to the Standby Purchase Agreement do not expire as long as the rights offering is open.

How was the $0.012 per share subscription price determined?

The factors considered by our board of directors and the process our board of directors undertook to review, consider and approve the subscription price are discussed under “Determination of Offering Price” on page 18.

4

What effects will this offering have on our outstanding common stock?

After giving effect to this offering, assuming that it is fully subscribed, we will have approximately 479,799,900 shares of common stock outstanding, representing an increase of nine times in our outstanding shares as of the effective date. If you fully exercise the rights that we distribute to you, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will be diluted, as you will own a smaller proportional interest in us compared to your interest prior to this offering.

If all of our stockholders exercise the rights issued to them, and this offering is therefore fully subscribed, the beneficial ownership percentage of our stockholders will not change. Assuming that no holders other than holders who are also backstop purchasers (or affiliates of the backstop purchasers) exercise their rights in this offering, the backstop purchasers would acquire approximately 379.3 million shares of our common stock, following which (1) the backstop purchasers would beneficially own approximately 80% of our outstanding common stock and (2) all other holders would beneficially own approximately 20% of our outstanding common stock. All ownership percentages described in this paragraph are based upon our outstanding common stock and the beneficial ownership of our holders as of the effective date.

The number of shares of our common stock outstanding listed in each case above assumes that (1) all of the other shares of our common stock issued and outstanding on the effective date will remain issued and outstanding and owned by the same persons as of the closing of this offering and (2) we will not issue any shares of common stock in the period between the effective date and the closing of this offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise your subscription rights in full or in part, or you may choose not to exercise any subscription rights. If you do not exercise your subscription right in full, your percentage ownership interest in our outstanding common stock may be diluted.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. Although your ownership interest will be diluted following the consummation of the rights offering, you can avoid such dilution by fully exercising your subscription right.

Are we requiring a minimum subscription to complete the rights offering?

No. There is no aggregate minimum we must receive to complete the rights offering.

Has our Board made a recommendation to our stockholders regarding the rights offering?

No. The Board is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade, and therefore, we cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” beginning on page 14 for a discussion of some of the risks involved in investing in our common stock.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time beginning on the date of this prospectus and before the expiration of the rights offering, which is September 8, 2017, at 5:00 p.m., Central Time. You will be eligible to exercise your subscription rights in the rights offering for a minimum period of twenty days. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you before the expiration of the rights offering. If you hold your shares in the name of a broker, dealer, custodian bank, or other nominee, your nominee may establish a deadline before the expiration date by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment. The expiration of the rights offering may be extended by the Company in its discretion.

5

How do I exercise my subscription rights if I own shares in certificate form?

If you hold shares of our common stock evidenced by one or more share certificates and you wish to participate in the rights offering, you must take the following steps:

•	Deliver payment to the subscription agent; and
•	Deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to the Company. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate, and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Central Time on September 8, 2017.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, a subscription rights certificate will be mailed to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. That rights certificate will include subscription detail and election information for the subscription rights. If you hold your shares of common stock in “street name” through a nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your nominee whether or not to exercise subscription rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate to elect to exercise your subscription rights if your shares are held by a nominee.

May I transfer my subscription rights?

No. The subscription rights are not transferable.

Are there any conditions to completing the rights offering?

No. We are not requiring a minimum subscription to complete the rights offering.

Can the rights offering be extended, canceled or amended?

Yes. We may cancel or amend the rights offering in our discretion. If we were to cancel this offering, any money received from subscribing stockholders would be returned promptly, without interest or penalty, and we would not be obligated to issue shares of our common stock to holders who have exercised their rights prior to termination. In addition, we may, in our discretion, extend the period for exercising your subscription rights.

How do I exercise my subscription rights? What forms are required to purchase shares of common stock?

If you wish to participate in the rights offering, you must:

•	deliver payment to the subscription agent using the methods outlined in this prospectus before 5:00 p.m., Central Time, on September 8, 2017; and

•	deliver a properly completed rights certificate to the subscription agent before 5:00 p.m., Central Time, on September 8, 2017.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received and your relevant subscription right, as described in this prospectus.

If you are a shareholder of record (meaning you hold your shares of our common stock in your name and not through a broker, dealer, bank, or other nominee) and you wish to participate in the rights offering, you must deliver properly completed and signed Rights Certificate, together with payment of the amount you wish to invest for any subscription rights you elect to exercise, to the subscription agent before 5:00 p.m., Central Time, on September 8, 2017. If you are exercising your subscription rights through your broker, dealer, bank, or other nominee, you should promptly contact your broker, dealer, bank, or other nominee and submit your subscription documents and payment of the amount you wish to invest and subscribe for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

6

What form of payment is required?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency, in immediately available funds, by:

•	certified bank check or bank draft payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent, FBO Black Ridge Oil and Gas, Inc.,” drawn upon a United States bank;

•	postal, telegraphic, or express money order payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent, FBO Black Ridge Oil and Gas, Inc.,” or

•	wire transfer of immediately available funds to the account maintained by the subscription agent.

Payment may only be made by means of a certified check, money order, or wire. Personal checks will not be accepted.

The payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received when measured against the subscription price after its determination.

Will our directors and officers participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers hold shares of our common stock as of the record date, they will receive the subscription rights and such directors and officers are expected to participate in the rights offering, although they are not obligated to do so.

All of our outstanding equity awards to employees, officers and directors, including outstanding stock options, were issued pursuant to plans previously adopted by our Board. Holders of stock options, which will convert into common stock at some point in the future, will not receive rights in connection with this rights offering.

The backstop purchasers include members of our board of directors and the Chief Executive Officer. If not all of the rights are exercised by our stockholders, the obligations of the backstop purchasers will be triggered. Based on their expected participation in the rights offering, the board of directors and Chief Executive Officer would purchase approximately 113.8 million shares of common stock for approximately $1.37 million, increasing their total ownership to approximately 126.5 million shares and maintaining their ownership at approximately 26% of the common stock. In the event that their entire backstop commitment is required, the board of directors and Chief Executive Officer would be obligated to purchase approximately 108.3 million additional shares of our common stock for approximately $1.30 million. In such circumstances, members of our board of directors and our Chief Executive Officer would invest a total of approximately $2.67 million increasing their aggregate ownership of shares of our common stock to approximately 234.8 million shares of common stock outstanding, representing approximately 49% of the shares outstanding following the offering.

Will our largest stockholders participate in the offering?

Bradley Berman and Lyle Berman, members of our board of directors have both indicated that they plan to fully exercise their subscription privilege for the common stock held by them and their affiliates and related trusts. Bradley Berman is our largest stockholder and in the aggregate beneficially owns approximately 12.7% of the outstanding shares of our common stock. Lyle Berman directly and indirectly owns approximately 5.3% of the outstanding shares of our common stock. In addition, trusts established for the children of Lyle Berman own approximately 7.7% of the outstanding shares of our common stock and these trusts are expected to fully exercise their basic subscription privilege. There, however, are no binding agreements for Bradley Berman, Lyle Berman or the trusts established for the children of Lyle Berman to participate in the rights offering.

When will I receive my new shares?

If you hold physical share certificates and purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. Until your share certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer, or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer, or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

7

After I send in my payment and Rights Certificate to the Subscription agent, may I cancel my exercise of Subscription Rights?

No. Exercises of subscription rights are irrevocable unless the rights offering is terminated or we amend the rights offering to allow for an extension of the rights offering for a period of more than 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, in which case you may cancel your subscription and receive a refund of any money you have advanced, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights and remit any amount unless you are certain that you wish to purchase shares at the subscription price. See “Risk Factors” beginning on page 14 for further discussion of the risks related to this offering.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank, or other nominee, then your broker, dealer, custodian bank, or other nominee is the “record holder” of the shares you own. Thus, you will not receive a rights certificate directly. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase our shares of common stock through the rights offering, please promptly contact your broker, dealer, custodian bank, or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank, or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank, or other nominee may establish a delivery or notice deadline prior to the date which we established as the expiration date of the rights offering.

How many shares of our common stock will be outstanding after the rights offering?

As of the record date, 47,979,990 shares of our common stock are issued and outstanding. We will issue approximately 431,819,910 shares through the rights offering, which does not include up to 435,000 shares of common stock issuable upon exercise of the backstop warrants issued to the backstop purchasers in connection with the backstop obligations. As described herein, we expect to have approximately 480,234,900 shares of outstanding common stock on a fully-diluted basis, excluding shares issuable in connection with our 2012 Amended and Restated Stock Incentive Plan (“the 2012 Stock Incentive Plan”) and Non-Qualified Stock Option Plan (“the 2016 Stock Option Plan”), (collective, “the Incentive Plans”).

How much money will the Company receive from the rights offering?

We expect to receive an aggregate of approximately $5.182 million in gross proceeds from the rights offering and the backstop commitment, less fees and expenses of this offering and the Backstop Offering.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the headings “Risk Factors” beginning on page 14 in this prospectus and in the documents incorporated by reference herein.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned within 10 business days after the termination or expiration of the rights offering, without interest or penalty. If we extend the rights offering for a period of over 30 days or make a fundamental change to the terms of the rights offering set forth in this prospectus, you may cancel your subscription and receive a refund of any money you have advanced. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

8

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an insider or affiliate of the Company or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

What fees or charges apply if I purchase shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you hold your shares through a nominee and exercise your subscription rights through the record holder of your shares, you are responsible for paying any fees your nominee record holder may charge you.

What are the U.S. federal income tax consequences of exercising subscription rights?

Generally, for U.S. federal income tax purposes, we believe you should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences” on page 30.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank, or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank, or other nominee. If you are the record holder, then you should send your subscription documents, rights certificate, and subscription payment to the subscription agent hand delivery, first class mail or courier service to:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693 (855) 793-5068 (toll free)	Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717 (855) 793-5068 (toll free)

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Central Time on September 8, 2017.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact Broadridge Corporate Issuer Solutions, Inc., the information agent for the rights offering, toll-free at (855) 793-5068.

9

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully;, including the section describing the risks of investing in our common stock under the caption “Risk Factors,” and the documents and financial statements incorporated by reference in the section entitled “Incorporation of Certain Documents by Reference” before making an investment decision. Some of the statements in this summary constitute forward-looking statements. For more information, please see “Cautionary Note Regarding Forward-Looking Statements.”

Our Company

Our focus has been acquiring, investing in, and managing the oil and gas assets in which we continued to have an indirect minority interest. In addition, we continue to pursue distressed asset acquisitions in all major U.S. onshore unconventional shale formations that may be acquired with capital from our existing joint venture partners or other capital providers (our partners).

Our Common Stock is quoted on the OTCQB under the trading symbol “ANFC.”

General Company Information

Black Ridge Oil & Gas, Inc. (formerly Ante5, Inc.) became an independent company in April 2010 as a Delaware corporation. Black Ridge Oil & Gas, Inc. was reincorporated in Nevada on December 4, 2012. Our executive offices are located at 110 North Fifth Street, Suite 410, Minneapolis, Minnesota 55403, and our website is http://www.blackridgeoil.com/. The content of our website is not a part of this prospectus.

We are not a blank check company as defined under Rule 419 of the Securities Act. Our specific operational business plan is focused on managing oil and gas assets in which we have an indirect minority interest and we have no current plans to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

Business

Our operational business plan is focused on managing oil and gas assets in which we have an indirect minority interest. We continue to hold our interest in Black Ridge Holding Company, LLC (BRHC) although we have entered into an agreement to sell such interest as our joint venture partner sold the underlying oil and gas assets earlier this year. In addition, we have recently and will continue to pursue distressed asset acquisitions in the Bakken and/or Three Forks and other formations that may be acquired with capital from our existing joint venture partners or other capital providers.

We believe we create value through identifying and targeting acreage positions with attractive returns on the capital employed by evaluating, amongst other factors, reserve potential, operator performance, anticipated well costs and anticipated operating expenses. Since 2011, we have invested in excess of $100 million in acreage acquisitions and well development. In the past two years, we have bid on over $2 billion in oil and gas acquisitions on behalf of our partners.

With the experience and connections of our personnel across a variety of onshore unconventional oil and gas plays, we believe that we are able to create value for our partners through opportunistic acreage acquisitions. We believe our experience enhances our ability to identify and acquire high value acreage in these oil and gas prospects. Because we primarily identify minority interests in multiple drilling units, we are able to diversify our partners’ risk across numerous wells. We believe that our prospective success revolves around our ability to identify and acquire for our partners mineral leases to participate in drilling activities by virtue of their ownership of such rights, through our experience and the relationships we have developed and our experience in managing those investments for our partners.

To date, we have taken substantive steps in furtherance of our operational business plan including evaluating, negotiating, and placing bids for oil and gas assets on behalf of third party entities that reflect a combined purchase price and anticipated capital expenditures for well costs of over $2 billion over the last two years. We have also evaluated multiple oil and gas asset packages that we declined to make a bid or offer to acquire. We have engaged with at least five different private equity sources of capital as potential joint venture partners to submit bids for oil and gas assets although we have not entered into any formal engagement or joint venture with any of the potential partners (except for Black Ridge Merced, LLC, a joint venture with Merced Capital that we announced in July 2015) and plan to enter into a formal agreement only following a successful bid. At this time we have not completed acquisitions with any joint venture partners, but currently have pending bid submissions for the acquisition of oil and gas assets. The process, amounts and partners participating in ongoing bid submissions are confidential during the duration of the bidding process or until the investment is complete.

Recent Developments

One of our partners, Black Ridge Holding Company, LLC (BRHC) entered into an agreement for the sale of its oil and gas assets to a third party on April 3, 2017. Additionally, Chambers Energy Capital II, LP and CEC II TE, LLC, have agreed to purchase for cash our 3.78% equity share in BRHC, which is estimated to be approximately $1.0 million. As a result of the sale, BRHC terminated its management agreement with us and we will no longer be managing those assets. Consistent with the terms of the Management Services Agreement, we were paid for our management services for the three month period ended June 30, 2017.

10

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	431,819,910

Subscription Right	Each subscription right will entitle a holder to purchase nine shares of our common stock at a subscription price of $0.012 per share, provided that no fractional shares will be issued in the rights offering; we refer to this as your “subscription right.”

No Over-Subscription Privilege	You will not be entitled to exercise an over-subscription privilege to purchase additional shares of common stock that remain unsubscribed as a result of any unexercised subscription rights.

Record Date	5:00 p.m., Central Time, on August 2, 2017.

Expiration of the Rights Offering	5:00 p.m., Central Time, on September 8, 2017, unless extended by us in our discretion.

Subscription Price	$0.012 per share, payable in cash. To be effective, any payment related to the exercise of a right must be received by the subscription agent before the expiration of the rights offering. You will be eligible to exercise your subscription rights in the rights offering for a minimum period of twenty days.

Use of Proceeds

We estimate that the aggregate proceeds from the rights offering, before deducting estimated offering expenses, will be approximately $5.182 million. We intend to use the net proceeds of this offering, including any funds received from the backstop purchasers, for the potential sponsorship of a special purpose acquisition company (SPAC) focused on effecting a merger, asset or stock acquisition or other similar business combination with a target business in the energy or energy-related industries (although the SPAC’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region). In particular, presuming that the SPAC that we sponsor raises $100 million, we intend to purchase units in the SPAC equal to between $3 million and $3.3 million in a private placement that will occur simultaneously with the closing of this SPAC initial public offering.

Any proceeds from the offering that remain following our SPAC sponsorship will be used for general corporate purposes which may include other investments and acquisitions. We expect the remaining funds after our SPAC sponsorship to be sufficient to fund our operations for at least 24 months while we pursue private equity sponsored acquisitions and as the SPAC seeks a target business to acquire.

We will have broad discretion in determining how the net proceeds of this offering will be used.

Non-Transferability of Subscription Rights	The subscription rights are not transferable.

No Board Recommendation	We are making no recommendation regarding your exercise of the subscription rights. For an explanation of how the purchase price of the subscription rights was determined, please see “Determination of Offering Price” on page 18 herein. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” beginning on page 14 for a discussion of some of the risks involved in investing in our common stock.

Backstop Offering	A consortium of investors, including our directors and Chief Executive Officer, has committed to purchase up to $2.9 million of shares of common stock, at the subscription price. The backstop purchasers will receive warrants to purchase up to 435,000 additional shares of common stock issued at an exercise price of $0.01 per share in exchange for their commitment to the Backstop Offering.

11

Participation by Our Largest Stockholders	Bradley Berman and Lyle Berman, members of our board of directors have both indicated that they plan to fully exercise their subscription privilege for the common stock held by them and their affiliates and related trusts. Bradley Berman is our largest stockholder and in the aggregate beneficially owns approximately 12.7% of the outstanding shares of our common stock. Lyle Berman directly and indirectly owns approximately 5.3% of the outstanding shares of our common stock. In addition, trusts established for the children of Lyle Berman own approximately 7.7% of the outstanding shares of our common stock and these trusts are expected to fully exercise their basic subscription privilege. There, however, are no binding agreements for Bradley Berman, Lyle Berman or the trusts established for the children of Lyle Berman to participate in the rights offering.

Participation by Directors & Executive Officers	Our directors and executive officers that own shares of our common stock on the effective date are permitted and have indicated their intent to participate in this offering on the same terms and conditions applicable to all stockholders. All of our directors and our Chief Executive Officer are also backstop purchasers. If their entire backstop commitment is required along with rights to participate in this offering, members of our board of directors and our Chief Executive Officer would invest a total of approximately $2.67 million increasing their aggregate ownership of shares of our common stock to approximately 234.8 million shares of common stock outstanding, representing approximately 49% of the shares outstanding following the offering.

Conditions	We are not requiring a minimum subscription to complete the rights offering.

No Revocation By Holder	All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.012 per share.

U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. For further information, please see “Material U.S. Federal Income Tax Consequences.”

Extension and Termination Rights	We may cancel or terminate the rights offering at any time in our discretion. In addition, we may extend the period for exercising your subscription rights in our discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Central Time, on the next business day after the most recently announced expiration date.

Procedures for Exercising Subscription Rights

To exercise your subscription rights, you must take the following steps:

•     If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., Central Time, on September 8, 2017. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•     If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank, or other nominee to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., Central Time, on September 8, 2017.

See “The Rights Offering—Method of Exercising Subscription Rights—Subscription by Registered Stockholders” on page 21.

12

Subscription Agent	Broadridge Corporate Issuer Solutions, Inc.

Information Agent	Broadridge Corporate Issuer Solutions, Inc.

Shares Outstanding as of the Record Date	We have 47,979,990 shares of our common stock issued and outstanding as of the record date.

Shares Outstanding After Completion of the Rights Offering	We will issue approximately 431,819,910 shares through the rights offering, which includes the shares of common stock issuable upon exercise of the backstop warrants issued to the backstop purchasers in connection with the Backstop Offering. Upon consummation of the rights offering, we expect to have approximately 480 million shares of outstanding common stock on a fully-diluted basis, excluding shares issuable in connection with the Incentive Plans.

Risk Factors	Investors considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 14 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses related to the rights offering from the proceeds of the rights offering.

Market Symbol	Our common stock is traded on the OTCQB under the trading symbol “ANFC.” The shares of common stock issued in the rights offering will also be listed on the OTCQB under the same symbol. The subscription rights will not be listed for trading on the OTCQB or any other stock exchange or market.

Questions	If you have any questions or need further information about this rights offering, please call Broadridge Corporate Issuer Solutions, Inc., our information agent for the rights offering, at (855) 793-5068.

Important Dates to Remember

Set forth below are certain important dates for this offering, which are generally subject to extension:

Record Date	August 2, 2017
Expiration Date (1)	September 8, 2017
Deadline for Delivery of Rights Certificates and Payment for Shares (2)	September 8, 2017

_____________

(1)	Unless extended by us, at our discretion subject to the notice requirements described herein.
(2)	Participating rights holders must, by the expiration date (unless this offering is extended), deliver a rights certificate and payment for shares.

13

RISK FACTORS

This section describes material risks to our businesses that currently are known to us. You should carefully consider all of the information in this prospectus and each of the risks described below, together with the other information incorporated by reference in this prospectus, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2016. Any of the following risks and those incorporated by reference could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed the material risks affecting our business, there may be additional risks and uncertainties that we do not currently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.

Risks Related to the Rights Offering

The market price of our common stock may decline before or after the subscription rights expire.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors, many of which are beyond our control. We cannot assure you that the market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have irrevocably committed to buy shares of our common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

The rights offering may cause the price of our common stock to decrease.

The announcement of the rights offering, the subscription price and the number of shares of our common stock we could issue if the rights offering is completed could result in an immediate change in the trading price of our common stock. This change may continue after the completion of these transactions. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares of our common stock received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.

The subscription price determined for this offering and the purchase price under the Standby Purchase Agreement are not necessarily an indication of the value of our common stock.

The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. We cannot give any assurance that our common stock will trade at or above the subscription price in any given time period.

Your percentage ownership in the Company may be diluted as a result of this rights offering.

If you do not exercise your subscription rights or you exercise less than all of your rights, and other stockholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our common stock relative to such other stockholders. As of the record date, we have 47,979,990 shares of common stock issued and outstanding. We will issue approximately 431,819,910 shares through the rights offering, which does not include the shares of common stock issuable upon exercise of the backstop warrants issued to the backstop purchasers in connection with the Backstop Offering.

The reduced percentage ownership for shareholders that decline to exercise subscription rights or exercise less than all of the subscription rights would proportionately reduce such shareholders' right to any future distributions by the Company, if any. For example, if the Company uses the proceeds from the offering to sponsor a SPAC, as intended, shareholders that do not exercise their subscription rights or exercise less than all of their rights would receive a proportionately smaller percentage of any proceeds that could be derived from any such acquisition or investment.

14

Shareholders that exercise all of their subscription rights under this offering and the backstop purchasers will receive a proportionately larger percentage of any increase in value of the Company and proceeds derived from the Company's future acquisitions or investments due to their increased share ownership in the Company

The Company intends to use a portion of the proceeds of this offering, including any funds received from the backstop purchasers, for the sponsorship of a SPAC focused on effecting a merger or similar business combination with a target business in the energy or energy-related industries (although the SPAC’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region). To the extent that the Company determines to use proceeds for this purpose and a SPAC initial public offering is successfully completed, any additional proceeds derived from sponsorship of the SPAC, if any, may be distributed to shareholders. As such, because shareholders that exercise all of their subscription rights and the backstop purchasers will have an increased ownership of the Company's shares, they will have a proportionately larger interest in any increase in value of the Company and distribution of any proceeds derived from the SPAC sponsorship than those shareholders who do not exercise all of their subscription rights under this offering.

We may withdraw or terminate the rights offering at any time and for any reason. If we cancel this offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may withdraw or terminate the rights offering at our discretion. If we cancel the rights offering, neither the Company nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest or penalty.

You may not revoke your exercise of any subscription rights, even if the rights offering is extended, and you could be committed to buying shares of our common stock above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such subscription rights. If we decide to extend the rights offering, you still may not revoke the exercise of your subscription rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Our common stock is traded on OTCQB U.S. Market (“OTCQB”) under the symbol “ANFC,” and the last reported sale price of our common stock on the OTCQB on July 28, 2017, was $0.0255 per share. Following the exercise of your subscription rights, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price you paid for such shares, and you may lose all or part of your investment in our common stock.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Holders of subscription rights that desire to purchase shares of our common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. If you are a beneficial owner of shares of our common stock, you must act promptly to ensure that your nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. We are not responsible if your nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering before the expiration of the rights offering, the subscription agent will reject your subscription or accept it only to the extent of the payment and documentation received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

The subscription rights are not transferable.

The subscription rights granted to you are not transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. Because the subscription rights are not transferable, there is no way for you to directly realize any value associated with any attempted or purported transfer of the subscription rights. The subscription rights will not be listed for trading on the OTCQB or any other stock exchange or market.

15

You may not be able to immediately resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights upon expiration of the rights offering.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder in the shares of our common stock you purchased in the rights offering until we issue the share certificates to you. Although we will endeavor to issue the shares of our common stock as soon as practicable after completion of the rights offering and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares of our common stock are issued.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

We will have broad discretion in determining how the net proceeds of this offering will be used. While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering. You may not agree with the manner in which we choose to allocate and spend the net proceeds.

For example, the Company intends to use the net proceeds of this offering, including any funds received from the backstop purchasers, for the sponsorship of a SPAC focused on effecting a merger or similar business combination with a target business in the energy or energy-related industries (although the SPAC’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region). Please see “SPAC Sponsorship” beginning on page 29 for further discussion.

Any proceeds from the offering that remain following our SPAC sponsorship will be used for general corporate purposes which may include other investments and acquisitions.

Any investments or acquisitions, including potential sponsorship of a SPAC, would be subject to investment risk and shareholders who exercise all of their subscription rights under this offering and the backstop purchasers would be subject to proportionately greater risk than had they declined to fully participate in this offering or the Backstop Offering. In addition, shareholders that do not exercise their subscription rights or exercise less than all of their rights will have their percentage ownership in the Company diluted such that they will receive proportionately less proceeds and have less proportionate interest in the increased value of the Company, if any, received in connection with the Company’s potential sponsorship of a SPAC or any other investments or acquisitions.

We may never receive additional proceeds from our sponsorship of a SPAC and may never recover our initial SPAC sponsorship contribution

Any additional proceeds that we could derive from our intended sponsorship of a SPAC would be contingent upon the successful completion of the SPAC’s initial public offering and the consummation of an initial business combination between the SPAC and a target company within the time permitted for such a transaction, which is typically within 24 months. In addition, under the rules of the NASDAQ Capital Market, or NASDAQ, a SPAC’s initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the SPAC’s trust account. These timing and acquisition size requirements may result in any additional proceeds from our sponsorship of a SPAC being substantially delayed or never realized.

In addition, unlike investors in an initial public offering of a SPAC, sponsors of the SPAC are required to waive their right to any liquidating distributions in the event that the SPAC cannot consummate an appropriate business combination within the permitted time period. As a result, under such circumstances, a SPAC sponsor may not recover the funds contributed to sponsor the SPAC. Please see “SPAC Sponsorship” beginning on page 29 for further discussion.

Members of our board of directors and our Chief Executive Officer will serve as backstop purchasers in the Backstop Offering. The interests of our board of directors and our Chief Executive Officer in this offering may be different from yours.

Members of our board of directors and our Chief Executive Officer are among the investors serving as backstop purchasers in the Backstop Offering in connection with this offering. See “The Standby Purchase Agreement.” If the Backstop Offering is fully exercised as a result of stockholders electing not to participate in this offering, members of our board of directors and our Chief Executive Officer would own a proportionately larger share of our outstanding common stock upon the closing of the Backstop Offering.

If not all of the rights are exercised by our stockholders, the obligations of the backstop purchasers will be triggered. If the backstop is exercised in full, members of our board of directors and our Chief Executive Officer would invest approximately $2.67 million increasing their aggregate ownership of shares of our common stock to approximately 234.8 million shares or 49% of the common stock.

16

Our net operating loss carryforwards may be limited under section 382 of the Internal Revenue Code by changes in the ownership of the Company as a result of this rights offering, the Backstop Offering, and subsequent changes in ownership.

We have net operating loss (NOL) carryforwards that we may use to offset against future taxable income for U.S. federal income tax purposes. As of March 31, 2017, we had an estimated NOL carryforward of approximately $23.6 million. However, Section 382 of the Internal Revenue Code of 1986, as amended, may limit the NOLs that we may use in any year for U.S. federal income tax purposes in the event of certain changes in the ownership of our company. Any limitation on our ability to use NOLs could, depending on the extent of such limitation, result in higher U.S. federal income taxes being paid (and therefore a reduction in cash) than if such NOLs were available as an offset against such income for U.S. federal income tax reporting purposes. Changes in the ownership of the Company as a result of this rights offering, the Backstop Offering and any subsequent changes in ownership could trigger those limitations.

Risks Related to Our Common Stock

We are subject to anti-takeover effects of certain charter and bylaw provisions and Nevada law.

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company. Please see “Anti-Takeover Effects of Nevada Law - Control Share Acquisitions” beginning on page 34 for further discussion of the control share provisions under the NRS.

The Company may become subject to the requirements of the Investment Company Act of 1940, which would limit the Company’s business operations and require the Company to spend significant resources to comply with such act and our proposed sponsorship of a SPAC could increase this risk.

The Investment Company Act of 1940 (the “Investment Company Act”) defines an “investment company” as an issuer that is engaged in the business of investing, reinvesting, owning, holding or trading in securities and owns investment securities having a value exceeding 40 percent of the issuer’s unconsolidated assets, excluding cash items and securities issued by the federal government. However, any issuer primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities is exempt from the requirements of the Investment Company Act under Section 3(b)(1). In addition, the Investment Company Act also excludes from this definition any person substantially all of whose business consists of owning or holding oil, gas or other mineral royalties or leases or fractional interests therein, or certificates of interest or participation relating to such mineral royalties or leases.

We believe that we may satisfy each of these exceptions to the definition of investment company under the Investment Company Act. If our reliance on either of these exclusions from the definition of investment company is misplaced, we may be in violation of the Investment Company Act, the consequences of which can be significant. For example, investment companies that fail to register under the Investment Company Act are prohibited from conducting business in interstate commerce, which includes selling securities or entering into other contracts in interstate commerce. Section 47(b) of the Investment Company Act provides that a contract made, or whose performance involves, a violation of the Investment Company Act is unenforceable by either party unless a court finds that enforcement would produce a more equitable result than non-enforcement. Similarly, a court may not deny rescission to any party seeking to rescind a contract that violates the Investment Company Act, unless the court finds that denial of rescission would produce more equitable result than granting rescission.

If in the future the nature of our business changes such that the oil and gas company exception to the threshold definition of investment company is not available to us, we may be deemed to be an investment company under the Investment Company Act. For example, although the Company’s proposed SPAC sponsorship represents only a portion of its current business activities, to the extent that the Company is unsuccessful in executing its operational business plan such that the Company’s ownership of SPAC securities becomes its primary asset, there would be increased risk that the Company would be characterized as an inadvertent investment company. Likewise, to the extent that the SPAC consummates a business combination with a target business outside of the energy or energy-related industries, the Company may be unable to continue to rely on an available exemption from the Investment Company Act for businesses owning or holding oil, gas or other mineral royalties or leases or fractional interests therein, or certificates of interest or participation relating to such mineral royalties or leases.

17

While any issuer primarily engaged, directly or through a wholly-owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities is exempt from the requirements of the Investment Company Act under Section 3(b)(1), Rule 3a-2 of the Investment Company Act provides that inadvertent or transient investment companies will not be treated as investment companies subject to the provisions of the Investment Company Act provided the issuer has the requisite intent to be engaged in a non-investment business, evidenced by the issuer’s business activities and an appropriate resolution of the issuer’s board of directors, within one year from the commencement of the earlier of (1) the date on which the issuer owns securities and/or cash having a value exceeding 50% of the value of such issuer’s total assets on either a consolidated or unconsolidated basis, or (2) the date on which an issuer owns or proposes to acquire investment securities (as defined in section 3(a) of the Act) having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis. If the Company becomes an inadvertent investment company, and fails to meet the requirements of the transient investment company exemption under Rule 3a-2 of the Investment Company Act, then we will be required to register as an investment company with the SEC.

The ramifications of becoming an investment company, both in terms of the restrictions it would have on our company and the cost of compliance, would be significant. For example, in addition to expenses related to initially registering as an investment company, the Investment Company Act also imposes various restrictions with regard to our ability to enter into affiliated transactions, the diversification of our assets and our ability to borrow money. If we became subject to the Investment Company Act at some point in the future, our ability to continue pursuing our business plan would be severely limited.

Risks in Connection with Sponsorship of a SPAC

Our officers and directors will allocate a portion of their time to the SPAC which could cause conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to effectuate our operational business plan.

Our officers and directors will be officers and/or directors of the SPAC and as a result may not be able to commit their full time to our affairs. We presently expect each of our employees to devote such amount of time as they reasonably believe is necessary to our business. The foregoing could have a negative impact on our ability to effectuate our operational business plan.

Our officers and directors may have a conflict of interest in determining whether a particular target business for the SPAC is appropriate for a business combination.

Each of our officers and directors will be an officer and/or director of the SPAC. As described elsewhere in this prospectus, we are an oil and gas company that pursues distressed asset acquisitions in the energy industry, the same industry within which the SPAC will focus its search for a target business. However, we will continue to focus on acquiring assets from businesses with private equity backing that are seeking to sell such assets for cash without retaining any equity interest in them, whereas the SPAC intends to acquire a target business from a seller that wishes to retain a significant equity interest in the combined company. Accordingly, our management team does not believe that there will be a meaningful conflict between us and the SPAC in relation to consummating a business combination. Nevertheless, we cannot assure you of this fact and it is possible that a suitable business opportunity could be presented to the SPAC prior to its presentation to our company.

USE OF PROCEEDS

We estimate that the aggregate proceeds from the rights offering, before deducting estimated offering expenses, will be approximately $5.182 million. We intend to use the net proceeds of this offering, including any funds received from the backstop purchasers, for the potential sponsorship of a special purpose acquisition company (SPAC) focused on effecting a merger , asset or stock acquisition or other similar business combination with a target business in the energy or energy-related industries (although the SPAC’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region). In particular, presuming that the SPAC that we sponsor raises $100 million, we intend to purchase units in the SPAC equal to between $3 million and $3.3 million in a private placement that will occur simultaneously with the closing of this SPAC initial public offering.

Any proceeds from the offering that remain following our SPAC sponsorship will be used for general corporate purposes which may include other investments and acquisitions. We expect the remaining funds after our SPAC sponsorship to be sufficient to fund our operations for at least 24 months while we pursue private equity sponsored acquisitions and as the SPAC seeks a target business to acquire.

We will have broad discretion in determining how the net proceeds of this offering will be used.

18

DETERMINATION OF OFFERING PRICE

Our Board considered a number of relevant factors when determining the offering price. In considering the subscription price, our Board considered a number of factors, including the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity, our desire to pursue potential sponsorship of a SPAC, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. Our Board also engaged in discussions with the participants in the Backstop Offering.

In conjunction with its review of these factors, the Board reviewed our history and prospects, including our prospects for future earnings and our current financial condition and regulatory status. The subscription price will not necessarily be related to our book value, net worth, or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price and we cannot assure you that our common stock will trade at or above the subscription price in any given time period. We also cannot assure you that you will be able to sell common stock purchased during the rights offering at a price equal to or greater than the subscription price. Accordingly, we urge you to obtain a current quote for our common stock before exercising your subscription rights.

The subscription price represents a 53% discount to the volume weighted average price of our common stock on the OTCQB over the thirty trading days ending on and including the record date.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2017 on an:

•	actual basis; and

•	as adjusted basis giving effect to the sale of 431,819,910 shares of our common stock, assuming this rights offering is fully subscribed by subscribers and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $124,701.

The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus. This table does not incorporate any uses of proceeds from the rights offering.

(in thousands, except per share data)	Actual Basis (unaudited)	As Adjusted for Completion of the Rights Offering (unaudited)
Total debt:
Long term debt, less current maturities	$–	$–
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	–	–
Common stock, $0.001 par value; 500,000,000 shares authorized; 47,979,990 actual shares issued and outstanding at March 31, 2017; 479,799,900 shares issued and outstanding as adjusted	47,980	479,800
Additional paid–in capital	35,061,508	39,686,826
Accumulated deficit	(34,904,076)	(34,904,076)
Total stockholders’ equity	$205,412	$5,262,550
Total capitalization	$205,412	$5,262,550

19

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate and substantial dilution of the net tangible book value of the shares purchased. At March 31, 2017 we had a net tangible book value of approximately $205,412, or $0.004 per share, of our common stock. We calculate net tangible book value per share by calculating the difference between the total assets less intangible assets and total liabilities, and dividing the result by the number of shares of common stock outstanding. The following table illustrates this per-share dilution.

Pro forma as adjusted net tangible book value dilution per share represents the difference between the amount per share of common stock in the rights offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering as of March 31, 2017.

Subscription Price	$0.012

Tangible book value per share:
Net tangible book value per share before the rights offering	0.004
Increase in pro forma as adjusted net tangible book value per share attributable to the rights offering	0.007
Pro forma as adjusted net tangible book value per share after giving effect to the rights offering	0.011
Dilution in pro forma as adjusted net tangible book value per share to purchasers in the rights offering	$0.001

20

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to holders of our common stock subscription rights to purchase shares of our common stock. One right has been distributed for each share outstanding to record holders of our common stock as of the record date, August 2, 2017. Each subscription right will entitle a holder to purchase nine shares of our common stock. The subscription rights will be evidenced by rights certificates. Subscription rights will entitle a holder to a subscription right.

Subscription Right

The subscription right gives the holder the opportunity to purchase nine shares of our common stock for $0.012 per share. Only subscription rights to purchase whole shares are exercisable, and no fractional shares will be issued. We have granted to you, as a stockholder of record as of 5:00 p.m., Central Time, on the record date, one right for each share of our common stock you owned at that time. You may exercise the subscription right for any whole number of shares subject to the subscription right, or you may choose not to exercise any subscription rights.

In order to properly exercise your subscription right, you must deliver to the subscription agent the subscription payment and a properly completed rights certificate, or if you hold your subscription rights through a broker, dealer, custodian bank or other nominee, which we generally refer to as a “nominee,” you should complete and return to your nominee the form entitled “Beneficial Owner Election” or such other appropriate documents as are provided by your record holder related to your subscription right before the expiration of the rights offering.

If you hold your shares in the name of a nominee who uses the services of DTC, DTC will issue a number of subscription rights to your nominee equal to each share of our common stock you beneficially own on the record date. See “The Rights Offering—Method of Exercising Subscription Rights—Subscription By Beneficial Owners” on page 21.

No Over-Subscription Privilege

Holders of subscription rights will not have the opportunity to purchase shares that are not purchased by other holders of subscription rights.

No Fractional Subscription Rights or Shares

We will not issue fractional subscription rights or shares. No stockholder may exercise anything but whole number subscription rights to eliminate the issuance of fractional shares.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Stockholders

If you hold certificates of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below under “— Subscription Agent,” prior to the expiration of the rights offering.

Subscription by Beneficial Owners

If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank, or other nominee, you will not receive a rights certificate. Instead, a subscription right entitling the holder to purchase nine shares of our common stock will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your broker, dealer, custodian bank, or other nominee, you should promptly contact your broker, dealer, custodian bank, or other nominee in order to subscribe for our common stock in the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., Central Time, September 8, 2017 expiration date that we have established for the rights offering.

21

Payment Method

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full United States currency, in immediately available funds, by:

•	certified bank check or bank draft payable to “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent, FBO Black Ridge Oil and Gas, Inc.,” drawn upon a United States bank;

•	postal, telegraphic, or express money order payable to Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent, FBO Black Ridge Oil and Gas, Inc.,” or

•	wire transfer of immediately available funds to the account maintained by the subscription agent.

Payment may only be made by means of a certified check, money order, or wire. Personal checks will not be accepted.

The payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received when measured against the subscription price after its determination.

Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

If you make payment for basic subscription rights through wire transfer, you should use the following wire instructions:

ABA/Routing number: 123000848

Bank: U.S. Bank

800 Nicollet Mall

Minneapolis, MN 55402 United States

Beneficiary Account Name: Broadridge

Account Number: 153910728465

You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Guaranteed Delivery Procedures

If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the subscription agent on or prior to September 8, 2017, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:

(1) You send, and the subscription agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege on or prior to September 13, 2017;

(2) You send, and the subscription agent receives, on or prior to September 13, 2017, a notice of guaranteed delivery, substantially in the form set forth in the instructions accompanying the subscription certificate, from a member firm of a registered national securities exchange or a member of FINRA, or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the subscription rights. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the subscription agent within three over-the-counter trading days following the date of the notice of guaranteed delivery; and

22

(3) You send, and the subscription agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three over-the-counter trading days following the date of your notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered to the subscription agent in the same manner as your subscription certificate at the addresses set forth under the heading “Subscription Agent.” You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the subscription agent at the address set forth under the heading “Subscription Agent.”

Signature Guarantee

Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of FINRA, or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges, and savings associations.

Notice to Nominees

If you are a broker, dealer, custodian bank, or other nominee holder that holds our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of shares of common stock subscribed for under the basic subscription privilege and your full subscription payment.

Beneficial Owners

If you do not hold physical certificates for our shares of common stock you may nonetheless be a beneficial owner of our shares of common stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank, or other nominee. We will ask your broker, dealer, custodian bank, or other nominee to notify you of the rights offering. You should contact your broker, dealer, custodian bank, or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank, or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m., Central Time, on September 8, 2017.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank, or other nominee act for you. If you hold certificates for our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank, or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer, or assign your subscription rights to anyone. The subscription rights will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or market or on the OTC Bulletin Board. We expect that the shares of common stock issuable upon exercise of the subscription rights will be listed on the OTCQB U.S. Market under the symbol “ANFC.”

23

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Conditions, Withdrawal, and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offering for any reason, including, without limitation, a change in the market price of our common stock. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation.

Subscription Agent

The subscription agent for this offering is Broadridge Corporate Issuer Solutions, Inc. The address to which subscription documents, rights certificates, subscription documents, notice of guaranteed delivery, and subscription payments other than wire transfers, should be mailed or delivered is:

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693 (855) 793-5068 (toll free)	Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717 (855) 793-5068 (toll free)

We will pay the fees and certain expenses of the subscription agent, which we estimate will total $42,000. We also have agreed to indemnify the subscription agent from any liability that it may incur in connection with the rights offering.

You or your nominee are solely responsible for completing delivery to the subscription agent of your subscription materials. The appropriate subscription materials must be received by the subscription agent on or prior to 5:00 p.m., Central Time, on September 8, 2017. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus supplement, we may not honor the exercise of your subscription rights.

The telephone number for the subscription agent is (855) 793-5068.

Information Agent

We have appointed Broadridge Corporate Issuer Solutions, Inc. as information agent for the offering. Any questions regarding the rights offering or requests for additional copies of documents may be directed to Broadridge Corporate Issuer Solutions, Inc., at (855) 793-5068 (toll free), Monday through Friday (except bank holidays), between 10:00 a.m. and 4:00 p.m., New York City time.

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes, or other expenses incurred in connection with the exercise of the subscription rights.

24

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Certificates for Remaining Rights After Partial Exercise

If you exercise fewer than all of the subscription rights evidenced by your subscription certificate, you may request, prior to the expiration of the subscription period, the subscription agent to issue you a new subscription certificate evidencing the unexercised subscription rights. If you choose to have a new subscription certificate sent to you, however, we cannot assure you that you will receive the new subscription certificate in sufficient time to permit you to exercise the remaining subscription rights that the new certificate represents.

Subscription Agent’s Separate Account; Return of Funds

The subscription agent will hold funds received in payment for our shares of common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in that account until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Stockholder Rights

You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our common stock are issued to you or until your account at your record holder is credited with the common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus supplement.

Foreign Stockholders

We will not mail this prospectus supplement or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

Regulatory Limitations

We will not be required to issue you shares of common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price.

25

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

IMPORTANT

Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to September 8, 2017.

Expiration Date and Extensions

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Central Time, on September 8, 2017, which is the expiration of the rights offering. You will be eligible to exercise your subscription rights in the rights offering for a minimum period of twenty days. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to you if the subscription agent receives your rights certificate or your subscription payment after that time, regardless of when the rights certificate and subscription payment were sent. The period for exercising your subscription rights may be extended by us in our discretion. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Central Time, on the next business day after the most recently announced expiration of the rights offering. We will extend the duration of the rights offering as required by applicable law or regulation and may choose to extend it if we decide to give investors more time to exercise their subscription rights in this rights offering.

No Recommendation to Holders of Subscription Rights

We are making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” beginning on page 14 for a discussion of some of the risks involved in investing in our common stock through the rights offering and in investing further in the Company.

Effect of This Offering on Existing Stockholders; Interests of Certain Stockholders, Directors and Officers

After giving effect to this offering, assuming that it is fully subscribed, we would have approximately 479,799,900 shares of common stock outstanding, representing an increase of nine times in our outstanding shares as compared to the effective date. If you fully exercise the rights that we distribute to you, your proportional interest in us will remain the same. If you do not exercise any rights, or you exercise less than all of your rights, your interest in us will be diluted, as you will own a smaller proportional interest in the Company compared to your interest prior to this offering.

26

As of the effective date, Bradley Berman is our largest stockholder and in the aggregate beneficially owns approximately 12.7% of the outstanding shares of our common stock. Lyle Berman indirectly owns approximately 5.3% of the outstanding shares of our common stock. In addition, trusts established for the children of Lyle Berman own approximately 7.7% of the outstanding shares of our common stock and these trusts are expected to fully exercise their basic subscription privilege. Bradley Berman and Lyle Berman and their related entities and trusts will have the right to subscribe for and purchase shares of our common stock under their basic subscription privileges, but have no obligation to do so.

Further, by virtue of the Mr. Berman’s ownership, he is able to control or otherwise exert substantial influence over us, including our business strategy and policies, mergers or other business combinations, acquisition or disposition of assets, future issuances of our common stock, debt or other securities, the incurrence of debt or obtaining other sources of financing, and other matters relating to our business and operations. Mr. Berman’s interests may not always be consistent with our interests or with the interests of our other stockholders. To the extent that conflicts of interest may arise between us and Mr. Berman, those conflicts may be resolved in a manner adverse to us or our other stockholders.

Other members of our board of directors and our Chief Executive Officer are also backstop purchasers. If not all of the rights are exercised by our stockholders, the obligations of the backstop purchasers will be triggered. If the backstop is exercised in full, members of our board of directors and our Chief Executive Officer would invest approximately $2.67 million increasing their aggregate ownership of shares of our common stock by approximately 222.2 million shares of common stock outstanding, increasing their aggregate ownership of shares of our common stock to approximately 234.8 million shares of common stock outstanding or approximately 49% of the shares outstanding following the offering.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you generally should not recognize income or loss in connection with the receipt or exercise of subscription rights. You are urged to consult your own tax advisor as to your particular tax consequences resulting from the receipt and exercise of subscription rights and the receipt, ownership and disposition of our common stock. For further information, please see “Material U.S. Federal Income Tax Consequences” below.

Shares of Our Common Stock Outstanding After this Offering

As of the effective date, 47,979,990 shares of our common stock were issued and outstanding. Assuming no additional shares of common stock have been or will be issued by us after the effective date and prior to consummation of this offering and assuming it is fully subscribed, we expect approximately 479,799,900 shares of our common stock will be outstanding immediately after completion of this offering.

27

THE STANDBY PURCHASE AGREEMENT

On May 23, 2017, we entered into a standby purchase agreement with a consortium of investors (the “Standby Purchase Agreement”) which we refer to as the backstop purchasers. The backstop purchasers agreed to purchase from us, an aggregate number of shares of our common stock equal to $2.9 million, at the subscription price, subject to the terms and conditions of the Standby Purchase Agreement. The Backstop Offering is scheduled to close simultaneously with the expiration date of this offering, or such other place, time or date as may be agreed by the parties thereto.

Closing Conditions

The closing of the transactions contemplated by the Standby Purchase Agreement is subject to the satisfaction or waiver of customary conditions, including:

•	receipt of all required approval and consents under this offering and the Backstop Offering;
•	compliance with covenants;
•	the accuracy of representations and warranties provided by the backstop purchasers severally, and not jointly, pursuant to the Standby Purchase Agreement;
•	the absence of a material adverse change on us or on the ability of the backstop purchasers to perform their obligations under the Standby Purchase Agreement;
•	the effectiveness of the registration statement related to this offering; and
•	consummation of this offering.

Termination

The Standby Purchase Agreement may be terminated at any time prior to the closing of the transactions contemplated by the Standby Purchase Agreement as follows:

•	by the Company, if it determines in its sole discretion that it is not in the best interests of the Company and its stockholders to proceed with the rights offering;
•	by the backstop purchasers if:
	•	there is a material adverse change under the Standby Purchase Agreement;
	•	trading in the Company’s common stock shall have been suspended by the Commission or the OTCQB and such suspensions is not been cured within twenty-one (21) days, provided that this right to terminate expires seven (7) days after the expiration of such cure period;
•

by any party, if either there is a material breach of the agreement by the other party that is not cured within fifteen (15) days after the non-breaching party has delivered notice to the breaching party of such breach or consummation of the Backstop Offering is prohibited by law, rule or regulation.

Indemnification

We and the backstop purchasers agreed to indemnify and hold each other harmless to the fullest extent permitted by law, including each party’s affiliates, and their respective directors, officers and authorized agents from and against any and all losses, claims, damages, expenses and liabilities relating to or arising out of any breach of any representation, warranty, covenant or undertaking made by or on behalf of such party in the Standby Purchase Agreement.

Warrant

In connection with the backstop commitment, the backstop purchasers will receive warrants to purchase up to 435,000 additional shares of common stock issued at an exercise price of $0.01 per share.

Registration Rights

The Company has agreed to register the shares acquired by the backstop purchasers subject to the terms and conditions set forth in the registration rights agreement between the Company and the backstop purchasers.

Voting Rights

The backstop purchasers agree that at any annual or special shareholders meeting, and whenever the shareholders of the Company act by written consent with respect to any matter that the Board of Directors of the Company (by majority vote) may vote the Common Stock issued to the backstop purchasers under the Standby Purchase Agreement on the backstop purchaser’s behalf until the earlier of (i) one (1) year from the date of the Standby Purchase Agreement, which will automatically renew for subsequent one (1) year periods unless revoked at the discretion of the respective backstop purchaser at least thirty (30) days prior to the expiration of the annual period by written notice to the Company or (ii) the date the backstop purchaser sells into the public market or otherwise transfers or sells the shares issued under the Standby Purchase Agreement in a bona fide private transaction to an unrelated non affiliate, the Board of Directors of the Company will no longer be authorized to vote such shares.

28

SPAC SPONSORSHIP

We intend to use a portion of the net proceeds of this offering, including any funds received from the backstop purchasers, for the sponsorship of a special purpose acquisition company (SPAC) focused on effecting a merger or similar business combination with a target business in the energy or energy-related industries (although the SPAC’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region). We would expect the Company’s sponsorship of a SPAC to operate in manner consistent with the following description.

General Information on SPACs

A SPAC is a public acquisition vehicle formed by a management sponsor team to raise equity capital in an initial public offering (IPO) with the intent to use the proceeds from such an offering to complete a business combination within a specified period of time, typically within 24 months.

The gross proceeds from the IPO are placed in a trust account while underwriting fees and working capital for the SPAC are funded by the sponsors’ initial contribution.

The funds held in the trust account are invested in U.S. treasuries or tax-free money market funds and are only released upon successful consummation of a business combination or to fund shareholder redemption in the event of liquidation.

NASDAQ rules require a SPAC’s initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with the initial business combination.

Investors in a SPAC IPO receive their pro rata share of the IPO proceeds held in the trust account if:

•	they elect not to participate in the business combination, or

•	the business combination fails to close, insufficient time remains to identify another target and the SPAC is liquidated, or

•	the SPAC sponsor team fails to identify a target in time and the SPAC is liquidated.

SPAC Sponsorship

A SPAC typically relies on sponsors with relevant background and experience to assist in identifying an appropriate business combination within the allotted time for consummating such a transaction. Sponsors of a SPAC will typically have relevant industry operating and mergers and acquisitions experience, significant proprietary deal flow, a proven track record of creating shareholder value, and a developed network of investors.

A SPAC sponsor will typically make a nominal initial investment for organizational expenses of the SPAC. Sponsorship of a SPAC then typically involves an initial contribution of between 3% and 5% of the total proceeds to be raised in the initial public offering of the SPAC. For example, the proceeds from the offering are expected to provide sufficient capital to sponsor a SPAC IPO of between $75 million and $125 million. In exchange for this initial contribution, sponsors of a SPAC typically receive units or warrants that, once exercised, allow the sponsor to own up to 20% of the SPAC’s outstanding shares following an IPO. In particular, presuming that the SPAC that we sponsor raises $100 million we intend to purchase units in the SPAC equal to between $3 million and $3.3 million in a private placement that will occur simultaneously with the closing of this SPAC initial public offering.

Potential Conflicts

Each of our officers and directors will also be an officer and/or director of the SPAC. As described above, we are an oil and gas company that pursues distressed asset acquisitions in the energy industry, the same industry within which the SPAC will focus its search for a target business. However, we intend to acquire assets from businesses with private equity backing that are seeking to sell such assets for cash without retaining any equity interest in them, while the SPAC intends to acquire a target business from a seller that wishes to retain a significant equity interest in the combined company. Accordingly, we do not believe that there will be a meaningful conflict between us and the SPAC in relation to consummating a business combination. Nevertheless, we cannot assure you of this fact and it is possible that a suitable business opportunity could be presented to the SPAC prior to its presentation to our company.

Primary Risk of SPAC Sponsorship

Unlike investors in an initial public offering of a SPAC, sponsors of the SPAC are required to waive their right to any liquidating distributions in the event that the SPAC cannot consummate an appropriate business combination within the permitted time period. As a result, under such circumstances, a SPAC sponsor may not recover the funds contributed to sponsor the SPAC.

29

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section describes material U.S. federal income tax consequences of the receipt and exercise or expiration of the subscription rights acquired through the rights offering and the receipt, ownership and sale of shares of our common stock received upon exercise of the subscription right and, insofar as it relates to matters of federal income tax law and regulations on legal conclusions with respect thereto, constitutes the opinion of our tax counsel, Stinson Leonard Street LLP. This section is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the Treasury Regulations promulgated under the Code, legislative history, judicial authority and published rulings, any of which may be changed, possibly retroactively, or interpreted differently by the U.S. Internal Revenue Service (which we refer to as the “IRS”) or a court, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought, and will not seek, a ruling from the IRS regarding this rights offering. This section does not address any tax consequences under foreign, state or local tax laws.

This section applies to you only if you are a U.S. holder (as defined below), acquire your subscription rights in the rights offering and hold your common stock issued to you upon exercise of the subscription right as capital assets within the meaning of Section 1221 of the Code. This section does not apply to you if you are not a U.S. holder or if you are a member of a class of holders subject to special rules, including financial institutions, regulated investment companies, real estate investment trusts, dealers in securities or foreign currency, traders in securities that elect to use a mark-to-market method of accounting for securities holdings, tax-exempt organizations, insurance companies, persons liable for alternative minimum tax, holders of common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, and persons whose functional currency is not the U.S. dollar.

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of subscription rights or common stock and you are (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust (a) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes receives the subscription rights or holds the common stock received upon exercise of the subscription rights, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving or exercising the subscription rights and acquiring, holding and disposing of our common stock.

YOU ARE URGED, IN ANY EVENT, TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSIDERATIONS APPLICABLE TO YOU WITH RESPECT TO THE RECEIPT, SALE OR EXERCISE OF SUBSCRIPTION RIGHTS AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Receipt, Exercise and Expiration of Subscription Rights; Tax Basis and Holding Period of Shares Received upon Exercise of Subscription Rights

Receipt of Subscription Rights

You should not recognize taxable income for U.S. federal income tax purposes upon the receipt of subscription rights in the rights offering, and the following summary assumes you will qualify for such nontaxable treatment.

If, contrary to our expectation, the rights offering were not to qualify as nontaxable to you, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis in your common stock and then as a capital gain. You would receive a basis in the rights equal to their fair market value on the distribution date, and expiration of them would result in a capital gain or loss for you.

Tax Basis and Holding Period in Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

30

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights.

The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are not transferable.

Exercise or Expiration of Subscription Rights

You will not recognize any gain or loss upon the exercise of subscription rights received in the rights offering, and the tax basis of the shares of our common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the shares and your tax basis, if any, in the subscription rights. The holding period for the shares of our common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

If you allow subscription rights received in the rights offering to expire, you generally will not recognize any gain or loss upon the expiration of the subscription rights. If you have tax basis in the subscription rights and you allow the subscription rights to expire, the tax basis of our common stock owned by you with respect to which such subscription rights were distributed will be restored to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

Sale of Shares of Our Common Stock and Receipt of Distributions on Shares of Our Common Stock

You will recognize capital gain or loss upon the sale of our common stock acquired through the exercise of subscription rights in an amount equal to the difference between the amount realized and your tax basis in our common stock. The capital gain or loss will be long-term if your holding period in the shares is more than one year. Long-term capital gains recognized by individuals currently are taxable at a maximum rate of 20%, although those gains may also be subject to the additional Medicare tax described below. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. If you have held your shares of our common stock for twelve months or less, your capital gain or loss will be short-term. Short-term capital gains are taxed at the same maximum rate as ordinary income. Your ability to use any capital loss is subject to certain limitations.

Distributions, if any, on shares of our common stock acquired through the exercise of subscription rights will be taxable to you as a dividend to the extent of our current or accumulated earnings and profits at the time of the distribution. Dividends received by corporate holders of our common stock are taxable at ordinary corporate tax rates subject to any applicable dividends-received deduction. Dividends received by non-corporate holders of our common stock are taxed at the holder’s capital gain tax rate (a maximum rate of 20%), provided that the holder meets applicable holding period and other requirements, plus, in some cases, the additional Medicare tax discussed below. Any distributions in excess of our current and accumulated earnings and profits will be treated as a tax-free return of basis, and any further distributions in excess of your tax basis in our common stock will be treated as gain from the sale or exchange of such common stock. Your tax basis in any property you receive as a distribution on shares of our common stock will be the property’s fair market value (regardless of whether the distribution is treated as a dividend, as a tax-free return of basis or as gain from the sale or exchange of our common stock).

Certain U.S. holders that are individuals, estates or trusts are subject to an additional 3.8% Medicare tax (which we refer to as the “additional Medicare tax”) on investment income. For individual U.S. holders, the additional Medicare tax applies to the lesser of (1) “net investment income” and (2) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by allocable deductions. Investment income generally includes dividends and capital gains.

Information Reporting and Backup Withholding

You may be subject to information reporting or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number, which we refer to as a “TIN,” (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions.

31

DESCRIPTION OF COMMON STOCK

The following summary describes the material terms of our common stock. This discussion does not purport to be complete and is qualified in its entirety by our Certificate of Incorporation and our Bylaws and the applicable provisions of the Nevada Law.

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of 520,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, of which 47,979,990 shares of common stock and no shares of preferred stock were issued and outstanding as of May 15, 2017.

As of May 15, 2017, we had outstanding awards under our Incentive Plans, as amended, consisting of options to acquire 7,143,500 shares of common stock outstanding under our 2012 Stock Incentive Plan and options for an additional 3,813,500 shares of common stock outstanding under our 2016 Stock Option Plan.

General

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Our holders of common stock do not have cumulative voting rights. Holders of common stock will be entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, which may be paid in cash, property, or in shares of the Company’s capital stock. Upon liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holders of common stock will be entitled to receive their ratable share of the net assets of the Company legally available for distribution after payment of all debts and other liabilities. There are no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Dividends

We have not declared or paid any dividends on our common stock since our inception and do not anticipate paying dividends for the foreseeable future. The payment of dividends is subject to the discretion of our board of directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our board of directors, based upon the board’s assessment of our financial condition and performance, earnings, need for funds, capital requirements, prior claims of preferred stock to the extent issued and outstanding, and other factors, including income tax consequences, restrictions and applicable laws. There can be no assurance, therefore, that any dividends on our common stock will ever be paid.

Limitation on Liability and Indemnification of Directors and Officers

We are a Nevada corporation and are generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

32

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

We have entered into indemnification agreements with each of our officers and directors to provide indemnification to the fullest extent permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director. The agreements provide for advance costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer prior to or after final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission (the “Commission”) such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

Anti-Takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS, generally prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless:

•	the combination was approved by the board of directors prior to the person becoming an interested stockholder or the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder or the combination is later approved by a majority of the voting power held by disinterested stockholders; or

•	if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

33

A “combination” is generally defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, (c) 10% or more of the earning power or net income of the corporation, and (d) certain other transactions with an interested stockholder or an affiliate or associate of an interested stockholder.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within two years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our Company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS apply to “issuing corporations” that are Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and that conduct business directly or indirectly in Nevada. The control share statute prohibits an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power.

Generally, once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

A corporation may elect to not be governed by, or “opt out” of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Empire Stock & Transfer.

Listing

Our common stock is currently quoted on the OTCQB Market under the ticker symbol “ANFC.”

34

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute the subscription rights and rights certificates to individuals who owned shares of our common stock at 5:00 p.m., Central Time, on September 8, 2017. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the shares to the subscription agent, Broadridge Corporate Issuer Solutions, Inc., by hand, first class mail or overnight courier at the following address

By regular mail:	By registered, certified or express mail, by overnight courier or by personal delivery:

Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693 (855) 793-5068 (toll free)	Broadridge Corporate Issuer Solutions, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717 (855) 793-5068 (toll free)

If this offering is not fully subscribed by the holders of our common stock, the backstop purchasers will purchase up to $2.9 million of shares of common stock pursuant to the Standby Purchase Agreement.

Other than as described herein, we do not know of any existing agreements between or among any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Stinson Leonard Street LLP.

EXPERTS

The financial statements of Black Ridge Oil & Gas, Inc. as of December 31, 2016 and as of December 31, 2015 have been incorporated by reference in this prospectus in reliance upon the reports of M&K CPAS, PLLC, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement or the schedules, exhibits and amendments to the registration statement. You should refer to the registration statement and its exhibits and schedules for further information. Statements made in this prospectus as to any of our contracts, agreements or other documents referred to are not necessarily complete. In each instance, if we have filed a copy of such contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the matter involved. Each statement regarding a contract, agreement or other document is qualified in all respects by reference to the actual document. Certain information is also incorporated by reference into this prospectus as described under “Incorporation of Certain Documents by Reference.”

You may read and copy information omitted from this prospectus but contained in the registration statement at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed electronically with the SEC are available at the SEC’s website at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We also furnish our stockholders with annual reports containing our financial statements audited by an independent registered public accounting firm and quarterly reports containing our unaudited financial information. We maintain a website at www.blackridgeoil.com. You may access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after this material is electronically filed with, or furnished to, the SEC. The reference to our website or web address does not constitute incorporation by reference of the information contained at that site.

35

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it. This means that we can disclose information to you by referring you to those documents. The documents that have been incorporated by reference are an important part of the prospectus, and you should review that information in order to understand the nature of any investment by you in our common stock. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. We are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2017;

•	Our Current Reports on Form 8-K filed on May 30, 2017, July 12, 2017 and July 31, 2017; and

•	The description of our common stock contained in the Information Statement filed as Exhibit 9.1 to our registration statement on Form 10-12(g) dated April 23, 2010, including any amendment or report filed with the SEC for the purpose of updating the description.

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than the information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or suspended will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Upon request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus. If you would like a copy of any of these documents, at no cost, please write or call us at:

Black Ridge Oil & Gas, Inc.

110 North 5th Street, Suite 410,

Minneapolis, Minnesota 55403

(952) 426-1241

Attn: James Moe

36

431,819,910 shares of Common Stock

Subscription Rights to Purchase Shares of Common Stock

PROSPECTUS

August 3, 2017